UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: FEBRUARY 11, 2009

AMERICAN CRYSTAL SUGAR COMPANY

(Exact name of registrant as specified in its charter)

Minnesota	33-83868; 333-11693; and 333-32251	84-0004720
(State or other jurisdiction of Incorporation)	(Commission) File Number)	(I.R.S. Employer Identification No.)

101 NORTH THIRD STREET
MOORHEAD, MN 56560	(218) 236-4400
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  8.01              Other Events.

On February 11, 2009 the Ninth Circuit Court of Appeals (the “Court”) issued its decision in the case of Amalgamated Sugar Co, LLC v. Thomas Vilsack; Department of Agriculture, a case that involved Amalgamated Sugar’s challenge of a decision by the United States Department of Agriculture (“USDA”) to transfer certain sugar marketing allocations to American Crystal Sugar Company (the “Company”).  The Court reversed the lower court’s decision which confirmed the USDA’s transfer of the marketing allocations, and remanded the case back to the lower court for further action.  The Company is evaluating appealing the Court’s decision and additional legal actions at the lower court to protect the Company’s interests in the marketing allocations.  If the Court’s decision is implemented as it currently stands, the Company would experience a net reduction of marketing allocations of approximately 1 million CWT.  The Company does not believe that any future loss of these marketing allocations will have a material impact on the Company’s planted acres going forward, assuming average crop yield, crop quality and continued domestic consumption trends.

This report contains forward-looking statements and information based upon assumptions by the Company’s management.  These forward-looking statements can be identified by the use of forward-looking terminology such as “expects”, “believes”, “will” or similar verbs or expressions.  If any of management’s assumptions prove incorrect or should unanticipated circumstances arise, the Company’s actual results could materially differ from those anticipated by such forward-looking statements.  The differences could be caused by a number of factors or combination of factors, including, but not limited to, those factors influencing the Company and its business which are described in  “Risk Factors” section contained in the Company’s Annual Report on Form 10-K for fiscal year 2008.  Readers are urged to consider these factors when evaluating any forward-looking statement.  The Company undertakes no obligation to update any forward-looking statements in this report to reflect future events or developments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN CRYSTAL SUGAR COMPANY

Dated:	February 11, 2009	/s/ Thomas S. Astrup
		By:	Thomas S. Astrup
		Its:	Chief Financial Officer and Vice President - Finance